As filed with the Securities and Exchange Commission on November 18, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pure Bioscience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0530289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of Principal Executive Offices)	(Zip Code)

Pure Bioscience, Inc. Restricted Stock Units Agreement (Chief Executive Officer)

Pure Bioscience, Inc. Restricted Stock Units Agreement (Chief Financial Officer)

Pure Bioscience, Inc. Restricted Stock Units Agreement (Chairman)

Pure Bioscience, Inc. Restricted Stock Units Agreements (Director)

Pure Bioscience, Inc. Restricted Stock Units Agreements (Employee)

Pure Bioscience, Inc. Restricted Stock

(Full title of the plans)

Henry R. Lambert Chief Executive Officer and Director Pure Bioscience, Inc. 1725 Gillespie Way El Cajon, California 92020 (619) 596-8600	Jeffrey C. Thacker, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 638-6728
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value
Restricted Stock Units Agreement (CEO)	500,000	$1.30	$650,000	$84
Restricted Stock Units Agreement (CFO)	1,000,000	$1.30	$1,300,000	$168
Restricted Stock Units Agreement (Chairman)	2,800,000	$1.30	$3,640,000	$469
Restricted Stock Units Agreements (Director)	1,000,000	$1.30	$1,300,000	$168
Restricted Stock Units Agreements (Employee)	1,200,000	$1.30	$1,560,000	$201
Restricted Stock	300,000	$1.30	$390,000	$51
TOTAL	6,800,000	$1.30	$8,840,000	$1,141

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Pure Bioscience, Inc. Common Stock reported on Over the Counter Market on November 12, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended July 31, 2013;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (“DGCL”), the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant, which is not eliminated by these provisions of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Registrant’s bylaws provide that it shall indemnify, to the fullest extent permitted by the DGCL and applicable law, as may be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Registrant’s directors, officers, employees or agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification payments made to such person by the Registrant) reasonably incurred or suffered by such person.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Cajon, California, on November 18, 2013.

PURE BIOSCIENCE, INC.

By:	/s/ Henry R. Lambert
Henry R. Lambert Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint each of Henry R. Lambert and Peter C. Wulff, or their respective substitute or substitutes, as his or her true and lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Henry R. Lambert
Henry R. Lambert	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2013

/s/ Peter C. Wulff
Peter C. Wulff	Chief Financial Officer, Chief Operating Officer, and Corporate Secretary (Principal Accounting and Financial Officer)	November 18, 2013

/s/Dave Pfanzelter
Dave Pfanzelter	Chairman of the Board of Directors	November 18, 2013

/s/ Gary Cohee
Gary Cohee	Director	November 18, 2013

/s/ Craig C. Culver
Craig C. Culver	Director	November 18, 2013

/s/ William Otis
William Otis	Director	November 18, 2013

/s/ David Theno
David Theno, Jr., Ph.D.	Director	November 18, 2013

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of Pure Bioscience, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

4.2	Certificate of Amendment to Certificate of Incorporation of Pure Bioscience, Inc. (incorporated by reference to Exhibit 3.1.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

4.3	Bylaws of Pure Bioscience, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

4.4	Amendment to the Bylaws of Pure Bioscience, Inc. (incorporated by reference to Exhibit 3.2.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (contained in signature page)

99.1	Pure Bioscience, Inc. Restricted Stock Units Agreement (Chief Executive Officer) (incorporated by reference to Exhibit 10.37 to the Annual Report on Form 10-K, filed with the SEC on October 24, 2013)

99.2	Form of Pure Bioscience, Inc. Restricted Stock Units Agreement (Chief Financial Officer) (incorporated by reference to Exhibit 10.38 to the Annual Report on Form 10-K, filed with the SEC on October 24, 2013)

99.3	Pure Bioscience, Inc. Restricted Stock Units Agreement (Chairman) (incorporated by reference to Exhibit 10.39 to the Annual Report on Form 10-K, filed with the SEC on October 24, 2013)

99.4	Form of Pure Bioscience, Inc. Restricted Stock Units Agreement (Director) (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K, filed with the SEC on October 24, 2013)

99.5	Form of Pure Bioscience, Inc. Restricted Stock Units Agreement (Employee) (filed herewith)